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                                                                       EXHIBIT 5


                       [DICKINSON WRIGHT PLLC LETTERHEAD]


                                  June 26, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

                  Re:      SEMCO Energy, Inc.
                           401(k) Plan
                           Registration Statement on Form S-8

Gentlemen:

         As counsel for SEMCO Energy, Inc., a Michigan corporation (the "Company"), we are familiar with the corporate affairs of the Company and particularly with the corporate proceedings relating to the establishment of the 401(k) Plan, as amended (the "Plan").

         The Plan was duly and legally authorized by the Board of Directors of the Company.

                  Based on the above, we are of the opinion that:

1. The Company duly and validly has approved the Plan, taking all necessary corporate action for that purpose.

2. The shares of Common Stock of the Company covered by the Plan have been duly authorized and when issued pursuant to the Plan will be validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

3. The Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.


                                                     Very truly yours,

                                                     DICKINSON WRIGHT PLLC